Exhibit 6.0

HYORC CORPORATION. AND SUBSIDIARY
CONSOLIDATED BALANCE SHEETS

		US Dollars
AS AT	**30 September 2025**	**31 December 2024**
ASSETS	**(Un-Audited)**	**(Audited)**
Current Assets		
Cash and cash equivalents	22,427	176,016
Trade Receivable	67,070	-
	89,497	176,016
Non- Current Assets		
Property,Plant and Equipment		
Plant and equipment	2,620,000	2,700,000
Intangible assets		
Patents	3,604,558	3,604,558
Goodwill	15,755,344	15,755,344
	19,359,902	19,359,902
	21,979,902	22,059,902
Total Assets	**22,069,399**	**22,235,918**
LIABILITIES AND STOCK HOLDERS' EQUITY		
Current Liabilities		
Advance and other payables	24,651	160,168
EQUITY		
Common Stock		
Share capital	737,091	728,194
Other Stock holders Equity		
Retained earnings	(8,366,553)	(8,216,241)
Additional Paid in Capital	29,674,210	29,563,797
Total Equity	**22,044,748**	**22,075,750**
Total Equity and Liabilities	**22,069,399**	**22,235,918**

These financial statements were approved and authorised for issue by the Management and signed on its behalf by:

HYORC CORPORATION. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS
FOR THE PERIOD ENDED SEPTEMBER 30 **US Dollars**

	Note	2025	2024
Revenue		11,709	617,115
Gross profit		**11,709**	**617,115**
OTHER INCOME			
Other Income		11,090	-
Total Income		**22,799**	**617,115**
EXPENSES			
Administrative and other expenses		(173,111)	(937,191)
Amortization loss		-	(1,232,088)
Total Expense		**(173,111)**	**(2,169,279)**
Loss for the year		**(150,312)**	**(1,552,164)**

These financial statements were approved and authorised for issue by the Management and signed on its behalf by:

HYORC CORPORATION. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS
FOR THE THREE MONTH ENDED SEPTEMBER 30 **US Dollars**

	Note	2025	2024
Revenue		-	610,710
Gross profit		**-**	**610,710**
EXPENSES			
Administrative and other expenses		(61,874)	(312,397)
Amortization loss		-	(1,232,088)
Total Expense		**(61,874)**	**(1,544,485)**
Loss for the year		**(61,874)**	**(933,775)**

These financial statements were approved and authorised for issue by the Management and signed on its behalf by:

HYORC CORPORATION. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)
FOR THE PERIOD ENDED SEPTEMBER 30, **US Dollars**

	Common Stock	Addition paid in capital	Retained Earnings	Total
Balance at January 1, 2024	655,374	9,344,626	(6,584,078)	3,415,922
Shares issued on purchase of asset	32,769	3,571,790	-	3,604,559
New Shares issued(Reverse Acquisition)	40,051	16,647,382	-	16,687,433
Profit(Or Loss) for the period	-	-	(1,552,164)	(1,552,164)
Balance at September 30, 2024	728,194	29,563,798	(8,136,242)	22,155,750
Balance at January 1, 2025	728,194	29,563,797	(8,216,241)	22,075,750
New Shares issued	8,897	110,413	-	119,310
Profit(Or Loss) for the period	-	-	(150,312)	(150,312)
Balance at September 30, 2025	**737,091**	**29,674,210**	**(8,366,553)**	**22,044,748**

HYORC CORPORATION. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE PERIOD ENDED SEPTEMBER 30, **US Dollars**

	Note	2025	2024
Cash flows from operating activities			
Loss for the year		(150,312)	(1,552,164)
Adjustments for:			
Impairment loss		-	1,232,088
Movements in working capital:			
Trade payables		(160,168)	-
Trade Receivable		(67,070)	-
Advance and other payables		24,651	24,218
Net cash used in operating activities		**(352,899)**	**(295,858)**
Cash flows from investing activities			
Proceeds from the sale of property, plant and equipment		80,000	-
Net cash generated by investing activities		80,000	-
Cash flows from financing activities			
Capital introduced		8,897	-
Additional Paid in Capital		110,413	-
Net cash generated by financing activities		**119,310**	-
Net decrease in cash and cash equivalents		(153,589)	(295,858)
Cash and cash equivalents at January 1,		**176,016**	521,873
Cash and cash equivalents at September 30,		**22,427**	226,015

The above statement of cash flows should be read in conjunction with the accompanying notes

HYORC CORPORATION. AND SUBSIDIARY

NOTE 1. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The Company was initially organized in the name of Asia Properties, Inc. on April 6, 1998 as a Wyoming Corporation, seeking opportunities to invest in real estate. On April 3, 2019. the Company moved its jurisdiction from the State of Nevada to the State of Wyoming. The Company's common stock is trading in the OTC Market under the symbol "ASPZ".

From 2022, the Company has been exploring different potential gold mining opportunities and is focused on gold mines with NI 43-101 or JORC geological reports with indicated or measured reserves.

On June 27, 2024, the Company acquired a Texas hydrogen technology company, SRE Power, Inc ("SRE") for 655,374,258 newly issued ASPZ common stock. SRE is now 100% owned by ASPZ. ASPZ is now conducting the business of developing the HyOrc hydrogen engine technology and the other technologies owned by SRE. ASPZ filed for a name change with Wyoming in September 2024 and is currently doing business as HyOrc Corporation. ("HyOrc" / "we"/ "our"/ "us") (Refer to Principles of Consolidation below).

Basis of Presentation

The Company's fiscal year ends on December 31.

The accompanying financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America ("U.S.GAAP") in all material respects and have been consistently applied in preparing the accompanying financial statements.

Reverse Acquisition and Principles of Consolidation

As described above, on June 27, 2024 (the "Acquisition Date"), the Company entered into a reorganization and stock purchase agreement ("agreement") with SRE and the 100% shareholders of SRE whereby the SRE shareholders desired to sell and the Company agreed to purchase SRE shares thereby making SRE, a wholly owned subsidiary of the Company. The Company issued 655,374,258 shares as the purchase consideration to the SRE shareholders. Following the closing of the agreement, SRE shareholders collectively owned around 90% of the issued and outstanding shares of the Company on a fully diluted basis.

Further, at the closing, the then Board member of the Company. Debra Childers had tendered her resignation as the director and the officer of the Company and the then Board considered and deemed it advisable to the best interest of the Company to fill the vacancy in the Board by appointing Reginald Fubara, Shinichi Hirano and James McNaught-Davis as the members of the Company's Board of Directors effective as of the closing.

We determine SRE an accounting acquirer based on the following facts: (i) after the reverse acquisition, former shareholders of SRE held a majority of the voting interest of the combined company; (ii) former Board of Directors of SRE possess majority control of the Board of Directors of the combined company; (iii) Reginald, being the member of the management of SRE is responsible for the management of the combined company. As such, we have treated the financial statements of SRE as the historical financial statements of the combined company ("consolidated financial statements" / "financial statements").

We have identified the Company as the legal acquirer, as it is the entity that issued securities. Comparatively, we have identified SRE as the legal acquiree, the entity whose equity interests are acquired in line with *ASC 805-40 – Reverse Acquisitions*. (Refer to Note 3).

Consequent to the reverse acquisition, the financial statements of the newly combined entity represent a continuation of the financial statements of the accounting acquirer/legal acquiree. As a result, the assets and liabilities of the accounting acquirer are presented at their historical carrying values in the consolidated financial statements of the newly combined entity and the assets and liabilities of the accounting acquiree/legal acquirer are recognized on the acquisition date and measured by using the acquisition method. The results of the accounting acquiree's/legal acquirer's results of operations are included in the combined company's financial statements beginning on the acquisition date.

The accompanying financial statements prepared following the reverse acquisition are issued under the name of the accounting acquiree, HyOrc but described as a continuation of the financial statements of the accounting acquirer, SRE, with one adjustment, which is to retroactively adjust the accounting acquirer's legal capital to reflect the legal capital of the accounting acquiree.

That adjustment is required to reflect the capital of the accounting acquiree. Comparative information presented in these consolidated financial statements also is retroactively adjusted to reflect the legal capital of the accounting acquiree.

The accompanying financial statements represent all of the following:

a. The assets and liabilities of SRE recognized and measured at their pre-combination carrying amounts.

b. The assets and liabilities of HyOrc recognized and measured in accordance with the guidance in ASC 805 applicable to business combinations.

c. The retained earnings and other equity balances of the SRE before the business combination.

d. The amount recognized as issued equity interests in the financial statements determined by adding the issued equity interest of SRE outstanding immediately before the business combination to the fair value HyOrc determined in accordance with the guidance in ASC 805 applicable to business combinations. However, the equity structure (that is, the number and type of equity interests issued) reflects the equity structure of HyOrc, including the equity interests which HyOrc issued to the SRE shareholders to effect the combination. Accordingly, the equity structure of SRE is restated using the exchange ratio established in the Agreement to reflect the number of shares of HyOrc issued in the reverse acquisition.

For periods before the reverse acquisition, the stockholders' equity of the combined entity is presented on the basis of the historical equity of SRE before the acquisition, retroactively recast to reflect the number of shares received in the acquisition.

Use of Estimates

The preparation of the Company's financial statements in conformity with U.S.GAAP requires the Company to make estimates and assumptions that affect the reported amounts of certain assets and liabilities; the reported amounts of revenues and expenses for the periods covered and certain amounts disclosed in the notes to the financial statements. These estimates are based on information available through the date of the issuance of the financial statements and actual results could differ from those estimates. Areas requiring significant estimates and assumptions by the Company include, but are not limited to:

- provisions for income taxes and related valuation allowances and tax uncertainties
- business combinations and purchase price allocations
- recoverability of long-lived assets and contract assets and their related estimated lives
- evaluation of goodwill for impairment
- accruals for estimated liabilities
- net-realizable value of inventory and credit loss on accounts receivable and contract assets.

Comprehensive Loss

Comprehensive loss includes net loss as well as other changes in stockholders' equity that result from transactions and economic events other than those with stockholders. There was no difference between net loss and comprehensive loss presented in the financial statements for the period ended September 30, 2025 and 2024.

Segment Reporting

The Company's chief operating decision-maker is its Chief Executive Officer, who, together with the Board of Directors, is accountable for overall strategy, resource allocation, and operational oversight. The CODM evaluates financial performance and makes key decisions based on consolidated financial information. There are no individual segment managers who are held accountable for discrete business activities, and the Company does not manage operations or allocate resources based on distinct business lines or geographic components. Accordingly, the Company operates as a single reportable and operating segment for the purposes of financial reporting under ASC 280 - Segment Reporting.

Cash and Cash Equivalents

Cash and cash equivalents consist of cash on hand, certificates of deposits and money market funds that are readily convertible into cash, all with original maturity dates of three months or less.

Concentration of Credit Risks

Financial instruments that potentially subject the Company to credit risk consist principally of cash and cash equivalents and receivables. The Company places its cash and cash equivalents with financial institutions.

Customer Concentration Risk

For the year ended December 31, 2024, the entire sales pertained to only one customer. The Company's reliance on this major customer presents a concentration risk. Loss of this customer or a significant reduction in their order could have a material adverse effect on the Company's financial performance. The Company continues to focus on efforts to diversify its customer base to mitigate such risks. There was no revenue for the period ended September 30, 2025.

Related Parties

Parties are considered to be related to the Company if the parties, directly or indirectly, through one or more intermediaries, control, are controlled by, or are under common control with the Company. Related parties also include principal owners of the Company, its management, members of the immediate families of principal owners of the Company and its management and other parties with which the Company may deal with if one party controls or can significantly influence the management or operating policies of the other to an extent that one of the transacting parties might be prevented from fully pursuing its own separate interests. The Company follows ASC 850, Related Party Disclosures, for the identification of related parties and disclosure of related party transactions. All transactions are recorded at arm's length prices, reflecting the fair value of the goods or services exchanged.

Income Taxes

The Company uses the liability method of accounting for income taxes as set forth in ASC 740, *Income Taxes*. Under the liability method, deferred taxes are determined based on the temporary differences between the financial statement and tax basis of assets and liabilities using tax rates expected to be in effect during the years in which the basis differences reverse. A valuation allowance is recorded when it is unlikely that the deferred tax assets will not be realized. The Company assesses its income tax positions and record tax benefits for all years subject to examination based upon our evaluation of the facts, circumstances and information available at the reporting date. In accordance with ASC 740-10, for those tax positions where there is a greater than 50% likelihood that a tax benefit will be sustained, our policy will be to record the largest amount of tax benefit that is more likely than not to be realized upon ultimate settlement with a taxing authority that has full knowledge of all relevant information. For those income tax positions where there is less than 50% likelihood that a tax benefit will be sustained, no tax benefit will be recognized in the financial statements.

Fair Value of Financial Instruments

Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability (an exit price) in an orderly transaction between market participants at the measurement date. A hierarchy has been established for inputs used in measuring fair value that maximizes the use of observable inputs and minimizes the use of unobservable inputs by requiring that the most observable inputs be used when available. Observable inputs are inputs that market participants would use in pricing the asset or liability and are developed based on market data obtained from sources independent of the Company. Unobservable inputs are inputs that reflect the Company's assumptions of what market participants would use in pricing the asset or liability based on the best information available in the circumstances. The financial and nonfinancial assets and liabilities are classified based on the lowest level of input that is significant to the fair value measurement. The hierarchy is presented down into three levels based on the reliability of the inputs.

Level 1	Quoted prices are available in active markets for identical assets or liabilities.
Level 2	Observable inputs other than quoted prices in active markets for identical assets and liabilities, quoted prices for identical or similar assets or liabilities in inactive markets, or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.
Level 3	Unobservable pricing inputs that are generally less observable from objective sources, such as discounted cash flow models or valuations.

The carrying amounts of cash, accounts receivable, accounts payable and accrued liabilities approximate their fair value because of the short-term nature of these instruments.

Accounts Receivable, Net

Accounts receivable are recorded at the invoiced amount and do not bear interest. Accounts receivable are the dues from customers and are shown net of applicable reserves for doubtful accounts as shown on the face of the balance sheet. There were no accounts that had been placed on non-accrual status. The allowance for doubtful accounts has been estimated by management based on historical experience, current market trends and, for larger customer accounts, their assessment of the ability of the customers to pay outstanding balances. Past due balances and other higher risk amounts are reviewed individually for collectability. Changes in circumstances relating to the collectability of accounts receivable may result in the need to increase or decrease the allowance for doubtful accounts in the future.

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Inventories, Net

Inventories are stated at the lower of cost and net realizable value. Cost is determined on a first in first out ("FIFO") basis. Cost of inventory is determined as the sum of the applicable expenditures and charges directly or indirectly incurred in bringing an article to its existing condition and location. On a periodical basis, we evaluate inventory for net realizable value using estimates based on historical experience, current or projected pricing trends, specific categories of inventory, age and expiration dates of on-hand inventory and manufacturer return policies. If actual conditions are less favorable than our assumptions, additional inventory write-downs may be required, and no reserve is maintained as obsolete or expired inventories are written off. We believe that the inventory valuation provides a reasonable approximation of the current value of inventory.

Property, Plant and Equipment, Net

Property, plant and equipment, net ("PP&E") is stated at cost less accumulated depreciation and amortization and any accumulated impairment losses. Depreciation and amortization are computed using the straight-line method over the assets' estimated useful lives.

PP&E consists of unproved properties and, thus, the costs associated with such properties are not subject to depletion. The Company historically has acquired unproved properties by purchasing individual or small groups of leases directly from mineral owners which leases historically have not been subject to specified drilling projects. Capitalized costs associated with unproved properties, which includes leases that have expired or have been deemed uneconomic, are fully impaired.

Major renewals and improvements are capitalized. Replacements, maintenance, and repairs, which do not significantly improve or extend the useful life of the assets, are expensed when incurred.

Upon the sale or retirement of assets, costs and the related accumulated depreciation and amortization are removed from the accounts and any gain or loss is included in the results of operations.

The Company evaluates its long-lived assets or asset groups for indicators of possible impairment by determining whether there were any triggering events that could impact the Company's assets. If events or changes in circumstances indicate the carrying amount of an asset or asset group may not be recoverable the Company performs a comparison of the carrying amount to future net undiscounted cash flows expected to be generated by such asset or asset group. Should an impairment exist, the impairment loss is measured based on the excess carrying value of the asset over the asset's fair value generally determined by estimates of future discounted cash flows.

Revenue Recognition

The Company adopted Accounting Standards Codification ("ASC") 606 upon inception.

To determine revenue recognition for arrangements that the Company determines are within the scope of ASC 606, the Company performs the following five steps: (i) identify the contract(s) with a customer; (ii) identify the performance obligation(s) in the contract; (iii) determine the transaction price; (iv) allocate the transaction price to the performance obligation(s) in the contract; and (v) recognize revenue when (or as) the entity satisfies a performance obligation. The Company only applies the five-step model to contracts when it is probable that the entity will collect the consideration it is entitled to in exchange for the goods or services it transfers to the customer. At contract inception, once the contract was determined to be within the scope of ASC 606, the Company assessed the goods or services promised within each contract and determined those that were performance obligations, and assessed whether each promised good or service was distinct. The Company then recognizes as revenue the amount of the transaction price that is allocated to the respective performance

obligation when (or as) the performance obligation is satisfied.

A performance obligation is a promise in a contract to transfer a distinct good or service to the customer and is the unit of account in ASC 606.

PFBT Agreement with BGI

SRE and Biliran Geothermal, Inc. (BGI) entered into a 25-year Project Funding, Build and Transfer Agreement (PFBT Agreement) in June 2021 for a 50 MW geothermal facility at Sitio Pulang Yuta, Brgy. Cabibihan, Caibiran, Biliran Province, Philippines. Under this arrangement:

- SRE finances, designs, constructs, installs and commissions the geothermal power plant in phases, beginning with a 2 MW module commissioned in September 2023.
- SRE also finances and upgrades the existing 13.2 kV distribution lines of Biliran Electric Cooperative (Bileco) to evacuate energy to the national grid.
- Upon final acceptance, SRE Power provides operation and maintenance (O&M) and technical support services over the 25-year term.
- Revenue comprises fixed construction and commissioning fees, reimbursements for agreed costs, and a variable share of electricity generation proceeds, all invoiced monthly per the contractual formula.

The Company identified the PFBT Agreement constitutes a single, enforceable contract. The distinct performance obligations under the Agreement are as follows:

- Design, construction, installation and commissioning of plant modules
- O&M and technical support services during operations
- Revenue share from daily electricity generation

Transaction price for the agreement consists of fixed fees for construction and commissioning, variable consideration based on BGI's monthly electricity sales share and reimbursements of agreed costs. Estimates of variable consideration are included only to the extent that significant reversals are not probable.

Construction & Commissioning: Revenue is recognized at the point in time when the module passes commissioning tests and BGI has practical acceptance evidence.

O&M & Technical Support: Revenue is recognized over time using an input method (e.g., labor hours, machine-hours) as support services are rendered.

Electricity-Generation Share: Recognize over time on an output basis tied to daily meter readings of power delivered.

Contract Assets

Contract assets represent work in progress and consists of the capitalized costs incurred for the construction of geothermal plant, which is in progress, that is constructed and commissioned by SRE under the PFBT Agreement (Refer to Revenue Recognition). The same shall be transferred to Accounts Receivable upon final acceptance of the geothermal plant by BGI.

Accounts Payable and Accrued Liabilities

Accounts payable represents dues to vendors against whom operating expenses are incurred.

Business Combinations

The Company accounts for acquisitions in which it obtains control of one or more businesses as a business combination. The purchase price of the acquired businesses is allocated to the tangible and intangible assets acquired and liabilities assumed based

on their estimated fair values at the acquisition date. The excess of the purchase price over those fair values is recognized as goodwill. During the measurement period, which may be up to one year from the acquisition date, the Company may record adjustments, in the period in which they are determined, to the assets acquired and liabilities assumed with the corresponding offset to goodwill. If the assets acquired are not a business, the Company accounts for the transaction or other event as an asset acquisition. Under both methods, the Company recognizes the identifiable assets acquired, the liabilities assumed, and any noncontrolling interest in the acquired entity. In addition, for transactions that are business combinations, the Company evaluates the existence of goodwill or a gain from a bargain purchase.

Goodwill

Goodwill is an asset representing the excess cost over the fair market value of net assets acquired in business combinations. In accordance with Intangibles - Goodwill and Other (Topic 350), goodwill is not amortized but is tested annually for impairment or on an interim basis when indicators of potential impairment exist. Goodwill is tested for impairment at the reporting unit level. The Company's reporting units discrete financial information is available and management regularly reviews the operating results. For purposes of impairment testing, goodwill is allocated to the applicable reporting units based on the reporting structure.

The Company has the option to first assess qualitative factors to determine whether it is more likely than not that the fair value of a reporting unit is less than its carrying value. Qualitative factors assessed for each of the applicable reporting units include, but are not limited to, changes in macroeconomic conditions, industry and market considerations, cost factors, discount rates, competitive environments and financial performance of the reporting units. If the qualitative assessment indicates that it is more likely than not that the carrying value of a reporting unit exceeds its estimated fair value, a quantitative test is required.

The Company also has the option to proceed directly to the quantitative test. Under the quantitative impairment test, the estimated fair value of each reporting unit is compared to its carrying value, including goodwill. If the carrying value of the reporting unit including goodwill exceeds its fair value, an impairment charge equal to the excess would be recognized, up to a maximum amount of goodwill allocated to that reporting unit. Management can resume the qualitative assessment in any subsequent period for any reporting unit.

Earnings (Loss) per Common Share

Net earnings or loss per share is computed by dividing net income or loss by the weighted-average number of common shares outstanding during the period, excluding shares subject to redemption or forfeiture. The Company presents basic and diluted net earnings or loss per share. Diluted net earnings or loss per share reflect the actual weighted average of common shares issued and outstanding during the period, adjusted for potentially dilutive securities outstanding. Potentially dilutive securities are excluded from the computation of the diluted net loss per share if their inclusion would be anti-dilutive.

The financial statements of the combined entity reflect the equity of the HyOrc including the equity interests issued as part of the reverse acquisition. As a result, EPS is calculated on the basis of the capital structure of HyOrc. In line with ASC 805-40-45-2(d), the following is considered:

In calculating the weighted-average number of common shares outstanding (the denominator of the earnings-per-share [EPS] calculation) during the period in which the reverse acquisition occurs:

a. The number of common shares outstanding from the beginning of the period to the acquisition date is computed on the basis of the weighted-average number of common shares of SRE outstanding during the period multiplied by the exchange ratio established in the agreement.

b. The number of common shares outstanding from the acquisition date to the end of the period is the actual number of common shares of the HyOrc outstanding during that period.

Intangible Assets

Intangible assets primarily consist of patents owned by SRE which have been granted by the Indian government due to work done at the Indian R&D centre. HyOrc is expanding patent coverage with the application process primarily in the USA, EU, Japan through existing bilateral and multilateral cooperation agreements. The patents have an indefinite useful life because it is expected to contribute to cash flows indefinitely and the associated costs of renewal are not significant. The patents are tested for impairment annually, or more frequently if events or changes in circumstances indicate that it is more likely than not that the asset is impaired in accordance with ASC 350-30-35-18.

Impairment of Long-Lived Assets

The Company continually monitors events and changes in circumstances that could indicate carrying amounts of long-lived assets may not be recoverable. When such events or changes in circumstances are present, the Company assesses the recoverability of long-lived assets by determining whether the carrying value of such assets will be recovered through undiscounted expected future cash flows. If the total of the future cash flows is less than the carrying amount of those assets, the Company recognizes an impairment loss based on the excess of the carrying amount over the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or the fair value less costs to sell.

Recent Accounting Pronouncements

The Company has implemented all new relevant accounting pronouncements that are in effect through the date of these financial statements. The pronouncements did not have any material impact on the financial statements unless otherwise disclosed., and the Company does not believe that there are any other new accounting pronouncements that have been issued that might have a material impact on its financial position or results of operations.

ASU 2023-09, Income Taxes (Topic 740): *Improvements to Income Tax Disclosures*, establishes incremental disaggregation of income tax disclosures pertaining to the effective tax rate reconciliation and income taxes paid. This standard is effective for fiscal years beginning after December 15, 2024, and requires prospective application with the option to apply it retrospectively. We intend to adopt this standard in our Annual Report on Form 10-K for the year ending December 31, 2025. We are currently evaluating the potential impact of adopting this standard on our disclosures.

ASU 2024-03, Income Statement—*Reporting Comprehensive Income—Expense Disaggregation Disclosures (Subtopic 220-40)*: Disaggregation of Income Statement Expenses, requires disaggregation of specific expense categories in the notes to the financial statements and a qualitative description of the remaining expense amounts not separately disaggregated. This standard is effective for annual reporting periods beginning after December 15, 2026, and requires prospective application with the option to apply it retrospectively. We are currently evaluating the potential impact of adopting this standard on our disclosures and we intend to adopt this as and when applicable.

NOTE 2. GOING CONCERN

The Company has a net loss of $88,438 for the period ended September 30, 2025 and an accumulated deficit of $8,366,553 as of September 30, 2025.

SRE is the operator of the 2MW geothermal power plant in Biliran Philippines and is entitled to 60% of the operating profits from the project for the lifetime of the project which is expected to be 25 years.

Biliran Geothermal Project (2MW) – Operational Status as of September 30, 2025

As of September 30, 2025, the 2MW geothermal power plant in Biliran remained offline and non-operational due to infrastructure damage. The project began experiencing persistent grid instability in April 2024, resulting in over 250 grid trips that caused progressive stress and wear to critical equipment. On October 05, 2024, the plant was taken offline following a technical inspection that revealed accumulated damage to key systems, making continued operation unsafe. Shortly after this shutdown, Typhoon Kristine-Trami struck the region and caused additional physical damage to the facility. Despite the existence of an insurance policy intended to cover such events, we have not received confirmation that a claim has been activated, and we have not received cooperation from the project counterparties responsible for managing the insurance process.

The company continues to engage stakeholders and explore legal and commercial remedies to protect our position, recover losses, and restore the project's operational viability.

The Company's ability to continue as a going concern in the next twelve months following the date the financial statements are available to be issued is dependent upon its ability to produce revenues and/or obtain financing sufficient to meet current and future obligations and deploy such to produce profitable operating results.

Management Plans

Management has evaluated these conditions and plans to generate revenues and raise capital as needed to satisfy its capital needs.

While uncertainties remain with respect to the timing of insurance recovery and revenue realization, management is reasonably certain in the Company's ability to meet its operational and financial obligations over the next twelve months through a combination of funding, asset deployment, and resolution of existing claims but it cannot provide assurances that it will be successful in doing so.

These circumstances raise substantial doubt as to the ability of the Company to meet its obligations as they come due. If it is unable to obtain sufficient amount of additional capital, it may be required to reduce the scope of its planned development. The accompanying financial statements do not include any adjustments that might result from these uncertainties.

Since the year ended December 31, 2024, the Company has successfully raised post-balance sheet capital through share issuances and continues to actively pursue funding opportunities to support operations and growth. In parallel, the Company has made strategic progress in hydrogen engine development, secured new business opportunities in the UK, EU, and India, and commenced ISO certification to facilitate future deployments in regulated sectors such as rail and energy. (Refer to Note 8 for subsequent events)

The Company has evaluated whether there are certain conditions and events, considered in the aggregate, that raise substantial doubt about the Company's ability to continue as a going concern within one year after the date that the financial statements are issued.

NOTE 3. REVERSE ACQUISITION

The Company evaluated the acquisition of SRE pursuant to ASC 805 and ASU 2017-01, Topic 805, Business Combinations. As described in Note 1, we have identified the Company as the legal acquirer, as it is the entity that issued securities. Comparatively, we have identified SRE as the legal acquiree, the entity whose equity interests are acquired in line with ASC 805-40 – Reverse Acquisitions.

Accordingly, the acquisition date fair value of the consideration transferred by SRE was based on the number of equity interests SRE would have had to issue to give the owners of HyOrc the same percentage equity interest in the combined entity that results from the reverse acquisition.

The acquisition method of accounting requires, among other things, that the assets acquired and liabilities assumed in a business combination be measured at their estimated respective fair values as of the closing date of the acquisition. Goodwill recognized in connection with this transaction represents primarily the potential economic benefits that the Company believes may arise from the acquisition. In the reverse acquisition described above, HyOrc's assets and liabilities were measured in accordance with the guidance in ASC 805 on Business Combinations and Goodwill is measured as the excess of fair value of consideration effectively transferred by SRE, the accounting acquirer over the fair value of the net assets of HyOrc, the accounting acquiree on the acquisition date.

The fair value consideration effectively transferred was determined based on the number of common stock which SRE would have had to issue to the owners of HyOrc at the fair value per share of SRE on the date of acquisition to provide the same ratio of ownership (90%) in the combined entity as a result of the reverse acquisition.

Pursuant to the reverse acquisition, the Company engaged an independent third-party valuation specialist to determine the fair value per share of SRE which as determined using the fair value of net assets as on the acquisition date. Given the limited operations of HyOrc in the period preceding the acquisition, the fair value per common share of SRE was considered to be more reliable and reflects the economic substance of the consideration effectively transferred.

The fair value of net assets of SRE as on the acquisition date is as follows:

		Total
Property, plant and equipment, net	$	-
Other intangible assets		150,000,000
Cash and cash equivalents		347,058
Contract assets		15,000,000
Accounts payable and accrued liabilities		(160,169)
Fair value of net assets	$	165,186,889
Number of SRE shares outstanding on the acquisition date		1,000,000
Fair Value per share on the acquisition date	$	165.19

SRE would have had to issue 111,111 shares to the owners of HyOrc to maintain the 90% ownership in the combined entity which effectively would have made the total common stock issued and outstanding of SRE to be 1,111,111 as of December 31, 2024.

HyOrc had 72,819,362 common stock issued and outstanding of par value $0.001 each prior to the closing of the reverse acquisition. Further, SRE shareholders received 655,374,256 common stock of HyOrc as the consideration for the share exchange.

Accordingly, the equity structure in the financial statements reflect the sum of SRE's issued equity immediately before the reverse acquisition, and the fair value of the hypothetical consideration effectively transferred. The equity structure (i.e., the number and type of equity interests issued) reflects the equity structure of HyOrc. However, the balance is adjusted to reflect the par value of the outstanding shares of HyOrc, including the number of shares issued in the reverse acquisition and the difference is recognized as an adjustment to the Additional paid-in capital. For periods before the reverse acquisition, the stockholders' equity of the combined entity is presented on the basis of the historical equity of the SRE before the acquisition, retroactively recast to reflect the number of shares received by SRE in the acquisition.

Goodwill is primarily attributable to the go-to-market synergies that are expected to arise as a result of the acquisition and other intangible assets that qualify for separate recognition. The goodwill is not deductible for tax purposes.

The results of HyOrc have been included in the consolidated financial statements since the acquisition date.

NOTE 4. PROPERTY, PLANT AND EQUIPMENT, NET

Property, plant and equipment consist of the following:

	September 30,	
	2025	2024
Plant and Equipment – unproved properties	60,000	60,000
	60,000	60,000
Less: Accumulated depreciation and amortization	(60,000)	(60,000)
Property, plant and equipment, net	$ -	$ -

Depreciation expense for the period ended September 30, 2025 and 2024 amounted to $0 and $0, respectively.

The unproved property interests comprise the consideration paid in March 2017 for Symba America Oil & Gas's working interest in an oil well near Ganado, Texas. Having since ceased oil extraction activities, management performed a qualitative impairment assessment in accordance with ASC 360-10-35. That assessment indicated that the fair value of these unproved properties was negligible or nominal; accordingly, the entire carrying amount has been written down to $0.

NOTE 6. COMMITMENTS AND CONTINGENCIES

From time to time, the Company is involved in legal proceedings arising from the normal course of business activities. The Company, in conjunction with its legal counsel, assesses the need to record a liability for litigation or loss contingencies. A liability is recorded when and if it is determined that such a liability for litigation or loss contingencies is both probable and estimable.

Although the results of legal proceedings and claims cannot be predicted with certainty, the Company is not currently a party to any legal proceedings, which would, individually or in the aggregate, have a material adverse effect on its results of operations, cash flows, or financial position except as described in Note 2.

NOTE 7. INCOME TAXES

Deferred taxes are recognized for temporary differences between the basis of assets and liabilities for financial statement and income tax purposes. The differences relate primarily to net operating loss carry forwards. For the years ended December 31, 2024 and 2023, the Company did not record a current or deferred income tax expense or benefit due to current and historical losses incurred by the Company.

The Company has evaluated its income tax positions and has determined that it does not have any uncertain tax positions. The Company will recognize interest and penalties related to any uncertain tax positions through its income tax expense.

The Company is not presently subject to any income tax audit in any taxing jurisdiction, though its 2022-2023 tax years remain subject to examination by U.S. federal and state jurisdictions.